Exhibit (d)(3)


                                  FIRECOM, INC.
                         DISTRIBUTORS STOCK OPTION PLAN


          FIRECOM, INC., a New York corporation (the "Company"), hereby establishes and sets forth the terms of the Firecom, Inc. Distributors Stock Option Plan (the "Plan").

          1.   PURPOSE OF PLAN

          The purpose of this Plan is to enable the Company to attract and retain outside persons of the highest caliber to serve as distributors of the products of the Company, as such persons can make important contributions to the success of the Company. The Plan will seek to achieve this purpose by means of grants of options to acquire shares of common stock of the Company (the "Common Stock") under the terms of this Plan.

          2.   ADMINISTRATION OF THE PLAN

               2.1 Grants of options under the Plan shall be administered by the Distributors Option Plan Committee of the Company's Board of Directors (the "Committee") or in its absence or inability to act by the Board of Directors of the Company. The Committee shall have the authority to (a) administer the Plan in accordance with its express terms; (b) determine all questions arising in connection with the administration, interpretation, and application of the Plan;
(c) correct any defect, supply any information, and reconcile any inconsistency in such manner and to such extent as shall be deemed necessary or advisable to carry out the purposes of the Plan; (d) prescribe, amend, and rescind rules and regulations relating to the administration of the Plan; and (e) make all other determinations necessary or advisable for the administration of the Plan.

               2.2 All determinations made by the Board of Directors and the Committee in good faith in matters referred to in this Section 2 shall be final, conclusive, and binding on all persons. The Committee shall have all powers necessary or appropriate to accomplish its duties under the Plan.

          3.   ELIGIBLE DISTRIBUTORS

          Each Person (an individual or entity) designated by the Committee to participate in the Plan who on a Grant Date (as defined in Section 4.1 below) in any year during the term of the Plan meets the following requirements shall be eligible to participate in the Plan ("Eligible Distributor"):

               (a) The Person has been a distributor of the Company's products for a period of at least three years from the date (the "Enrollment Date") the Committee has designated the distributor to participate in the Plan, with average annual Net Sales (during the fiscal period May 1 to April 30), over a period of three years of not less than $100,000, of which average annual Net Sales over such period shall be not less than $50,000 of control equipment (i.e. not peripheral devices).


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               (b)  The term "Net Sales" shall mean sales by the Company to such distributor, less returns, allowances or uncollected receivables.

          An eligible Distributor will cease to be eligible for further participation in the Plan if such Person does not meet the foregoing eligibility requirements on any Grant Date.

          4.   GRANTS OF OPTIONS TO ELIGIBLE DISTRIBUTOR.

               4.1 On the first business day of the month following the date on which a Distributor becomes an Eligible Distributor (each such date will be referred to as a "Grant Date"), each Eligible Distributor shall receive an option to acquire one (1) share of Common Stock of the Company for each $10 of average annual Net Sales by the Distributor in question during the three-year period immediately preceding the Grant Date. The exercise price of each option shall be the Fair Market Value (as defined in Section 4.2 below) of the Common Stock on the Enrollment Date (for distributors who become eligible Distributors thereafter then on the first business day following such date). All grants of options to Eligible Distributors shall occur automatically without further action of the Committee or Board of Directors.

               4.2 For purposes of this Plan, the term "Fair Market Value" on any date means the average of the last sales price (or, if no last sales price is reported, the average of the high bid and low asked prices) for a share of Common Stock on the 20 trading days preceding the designated day (or, if such day is not a trading day, on the next preceding trading day) as reported on NASDAQ or, if not reported on NASDAQ, as reported on the OTC Bulletin Board, or if not traded on the OTC Bulletin Board, as quoted by the National Quotation Bureau Incorporated, or, if the Common Stock is listed on an exchange, on the principal exchange on which the Common Stock is listed.

               4.3 All options granted to Eligible Distributors hereunder shall be exercisable from the Grant Date for a period of five (5) years.

               4.4 The terms of the Plan relating to options to be granted Eligible Distributors including any provisions of this Section 4, shall be subject to amendment, interpretation, other modification and termination by the Committee or the Board of Directors, provided that no change or termination shall affect any option then outstanding.

          5.   OPTION AGREEMENT AND EXERCISE OF OPTIONS

               5.1 Each option shall be evidenced by a written agreement executed by the Company and the Eligible Distributor as soon as practicable after determination of the number of shares subject to each option. Such agreement shall contain the terms of the option as specified herein, together with such other terms, conditions and provisions not inconsistent with such terms and conditions as the Company deems advisable.

               5.2 Each option granted to an Eligible Distributor shall expire upon the earlier of (i) five (5) years after its Grant Date, and (ii) ninety
(90) days after the Eligible Distributor ceases to be a distributor of the Company for any reason. Each option shall be exercisable in whole or in part at any time during the period prior to its expiration.


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               5.3  The exercise price of any shares purchased shall be paid in full in cash or in shares of Common Stock or, in accordance with procedures approved by the Committee, by cashless exercise through surrender of options. Shares of Common Stock used to pay the exercise price will be valued based on their Fair Market Value on the date the option is exercised.

               5.4 Each certificate evidencing Common Stock issued upon exercise of an option shall bear such legends as the Company, upon advice of legal counsel, determines to be necessary or appropriate, including, without limitation, a legend to the effect that the shares represented thereby may not be disposed of unless the Company has received an opinion of counsel, acceptable to the Company, that such disposition will not violate any federal or state securities laws.

          6.   NONTRANSFERABILITY

          An option shall not be transferable.

          7.   ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

          If the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through stock dividend, reorganization, merger, recapitalization, reclassification, stock split-up, or other material alteration in the capital structure of the Company, an appropriate and proportionate adjustment shall be made in the number and/or kind of shares as to which options will thereafter automatically be granted. A corresponding adjustment shall be made to change the number and/or kind of shares allocated to unexercised options or portions thereof granted prior to any such change. However, any such adjustment in the outstanding option shall be made without change in the total price applicable to the unexercised portion of the options but with a corresponding adjustment in the price for each share covered by the options. For purposes of this Section 7, neither (a) the issuance of additional shares of Common Stock or other securities of the Company in exchange for adequate consideration (including services), nor (b) the conversion into Common Stock of any securities of the Company now or hereafter outstanding, shall be deemed material alterations in the capital structure of the Company. If the Board of Directors shall determine the nature of a material alteration in the capital structure of the Company is such that it is not feasible or advisable to make adjustments to this Plan or to the options granted hereunder, such event shall be subject to Section 8 below.

          8.   OTHER SIGNIFICANT EVENTS

          Upon a reorganization, merger, or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, upon the acquisition by any person, partnership, or corporation of more than 25% of the outstanding shares of Common Stock, upon a sale of substantially all of the property of the Company, or upon a material change in the capital structure of the Company that is subject to this Section 8 in accordance with the last sentence of Section 7 above, the Board of Directors of the Company shall have the power to determine in their sole discretion, upon the effective date of such event or within thirty (30) days thereafter, what effect, it any, such event shall have upon options outstanding hereunder, including,


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without limitation, the power to cause such options to be surrendered and canceled and payments to be made to the holders in exchange therefor and to cause adjustments to be made in the number and/or kind of shares with respect to which such options may be exercised and/or in the exercise prices and other terms and conditions thereof. Upon the dissolution or liquidation of the Company, the Plan shall terminate, and all options theretofore granted hereunder shall terminate, unless provision be made in connection with such transaction for the continuance of the Plan and for the assumption of options theretofore granted or the substitution for such options of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices, in which event the Plan and options theretofore granted shall continue in the manner and under the terms so provided.

          9.   AMENDMENT OF THE PLAN

          The Committee may, subject to Section 2 above, amend the Plan in any respect. The Committee may at any time discontinue the Plan as to further grants of options and on 30 days notice to a distributor cease any distributor's participation in the Plan provided, that, without the consent of each Eligible Distributor affected thereby, no amendment or discontinuation shall materially alter or impair any rights of optionees under the Plan with respect to grants of options made prior to the discontinuation.

          10.  GOVERNING LAW

          All determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York and construed accordingly.


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                            CERTIFICATE OF ENROLLMENT
               IN DISTRIBUTORS STOCK OPTION PLAN OF FIRECOM, INC.


          This is to confirm that __________________________ ("Distributor") has been selected by Firecom, Inc. to participate in the Firecom, Inc. Distributors Stock Option Plan ("Plan"). For purposes of the Plan, the Enrollment Date of the Distributor is _______________________. The exercise price of options for which the Distributor is eligible under the Plan is $_______ per share.

          A copy of the Plan is appended to this Certificate.


                                        FIRECOM, INC.


                                        By:_____________________________
                                             Authorized Officer


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